EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)                                  on Form S-3 No. 333-44330, No. 333-79505, No. 333-108430, No. 333-117756, and No. 333-123088; and

(2)                                  on Form S-8 No. 333-102580, No. 333-109151, No. 333-32761, No. 333-117755, and No. 333-126544,

of our report dated February 3, 2006, with respect to the consolidated financial statements and the schedule of Innovo Group Inc. and our report dated February 3, 2006, with respect to Innovo Group Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Innovo Group Inc. included in this Annual Report (Form 10-K) of Innovo Group Inc. for the year ended November 26, 2005.

/s/ Ernst & Young LLP

Los Angeles, California
February 8, 2006